Exhibit n.4

Report of Independent Registered Public Accounting Firm

The Board of Directors

Capitala Finance Corp.

Our audits of the financial statements of CapitalSouth Partners Fund II Limited Partnership referred to in our report dated June 18, 2013 appearing in the Pre-Effective Amendment No. 1 Registration Statement on Forms N-2 and N-5 of Capitala Finance Corp. also included an audit of the Senior Securities table appearing in this Registration Statement. In our opinion, the Senior Securities table for CapitalSouth Partners Fund II Limited Partnership as of December 31, 2012 and 2011 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements of CapitalSouth Partners Fund II Limited Partnership.

/s/ DIXON HUGHES GOODMAN LLP

High Point, North Carolina

June 18, 2013